UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2017

PLEDGE PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-53488	26-1856569
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

10655 Bammel North Houston, Texas 77086
(Address of Principal Executive Office) (Zip Code)

(832) 328-0169

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ervington Investments Limited (“Ervington”) entered into an Investors Rights Agreement dated February 19, 2015 (the “IRA”) between Ervington and Pledge Petroleum Corp. (the “Company”), wherein Ervington was provided the right to appoint a Chief Executive Officer at any time of its choosing. On April 25, 2017, in accordance with the terms of the IRA, the Company appointed Ivan Perisiyanov, director of the Company, to serve as the new President and Chief Executive Officer effective immediately. The Company has not entered into a written agreement with Mr. Persiyanov; however, Mr. Persiyanov has agreed to serve as the new President and Chief Executive Officer for compensation of $1 per year for the next twelve months.

Mr. Persiyanov, age 37, was appointed a director on February 17, 2015. Mr. Persiyanov currently serves as an investment director at Millhouse LLC. From July 2008 until joining Millhouse LLC in April 2014, Mr. Persiyanov served as an investment director of Rusnano OJSC, responsible for originating and leading the execution of private equity and venture capital projects in chemical, construction robotics, alternative energy and robotics. Prior to joining Rusnano OJSC, Mr. Persiyanov served as a consultant to Ernst & Young, a manager at GE Money Bank and a senior analyst at Citibank. Mr. Persiyanov has a Master in Finance degree from the New Economic School and a mathematics degree from Moscow State University. Mr. Persiyanov is a CFA charterholder. Mr. Persiyanov also currently serves as a director of Georezonans LLC, a methane degassing service company, Novas Energy Services LLC, DEWASI (Beijing) Energy Technology Development Ltd, Cleveland BioLabs, Inc., a Nasdaq listed biopharmaceutical company (CBLI), and is general director of Plasma Holdings LLC. Previously Mr. Persiyanov served as a director of Optogan CJSC from June 2013 until June 2014, Beneq Oy from July 2013 until April 2014 and LED, Microsensor Nt LLC from July 2013 until April 2014.

There are no family relationships between Mr. Perisiyanov and any other director, executive officer or person nominated or chosen by the Company to become as director or executive officer of the Company.  Except as disclosed above, there have been no transactions involving Mr. Perisiyanov that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2017	PLEDGE PETROLEUM CORP.

	By:	/s/ Ivan Perisiyanov
	Name:	Ivan Perisiyanov
	Title:	President and Chief Executive Officer